Immediate Release
Contact
Patrick Nolan
248.754.0884

BORGWARNER DECLARES QUARTERLY DIVIDEND

Auburn Hills, Michigan, February 10, 2022 – On February 9, 2022, the Board of Directors of BorgWarner Inc. (NYSE: BWA) declared a quarterly cash dividend of $0.17 per share of common stock. The dividend is payable on March 15, 2022 to stockholders of record on March 1, 2022.

BorgWarner is a global product leader in sustainable mobility solutions for the vehicle market. Building on its original equipment expertise, BorgWarner also brings market leading product and service solutions to the global aftermarket. With manufacturing and technical facilities in 96 locations in 22 countries, the Company employs approximately 50,000 worldwide. For more information, please visit borgwarner.com.

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